CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No.61 to the Registration Statement on Form N-1A (the "Registration Statement") of our reports dated September 28, 1998, October 2, 1998, and October 2, 1998, relating to the financial statements and financial highlights appearing in the August 31, 1998 Annual Reports to Shareholders of Scudder 21st Century Growth Fund, Scudder Micro Cap Fund, and Scudder Small Company Value Fund, which are also incorporated by reference into the Registration Statements. We also consent to the references to us under the heading "Financial Highlights," in the Prospectuses and under the heading "Experts" in the Statements of Additional Information.






PricewaterhouseCoopers LLP
Boston, Massachusetts
December 30, 1998